UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Under § 240.14a‑12

TERRITORIAL BANCORP INC.
(Name of Registrant as Specified In Its Charter)

Blue Hill Advisors LLC
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a‑6(i)(1) and 0‑11.

(1)	Title of each class of securities to which the transaction applies:
(2)	Aggregate number of securities to which the transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0‑11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0‑11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

Blue Hill Advisors and Other Leading Bank Investors Reiterate Commitment to Superior Cash Offer for Territorial Bancorp

Territorial Shareholders Would Receive $12.00 Per Share in Cash, a 29% Premium1

Strong Capital Support from Veteran Bank Funds Exceeds Required Capital

Territorial Would Remain a Hawaii Institution Under Local Hawaii Leadership

Honolulu, HI—Blue Hill Advisors LLC and other leading bank investors today reiterated their commitment to a $12.00 per share cash offer for Territorial Bancorp Inc. (“Territorial” or the “Company”) (NASDAQ: TBNK) which also allows for up to 30% of existing holders to continue as shareholders and participate in the bank’s recovery under new leadership. The proposal, which was delivered on August 26, 2024 by former Hawaii banking executive Allan Landon as an alternative to Territorial’s planned merger with Hope Bancorp, Inc. (“Hope”) (NASDAQ: HOPE), values Territorial at a 29% premium to Territorial’s closing price on the Nasdaq on September 12, 20241 and at a 70% premium to Territorial’s closing price on the Nasdaq one day prior to the Hope merger announcement.

Territorial’s Board of Directors (the “Board”) twice rejected the August 26 proposal, first on September 6 and again on September 12, citing provisions in Territorial’s merger agreement with Hope that prohibit the Company from pursuing competing proposals unless specific criteria are met that would render the competing proposal “reasonably likely to lead to a Superior Proposal”2.

The investors are now urging Territorial shareholders to voice their support for the $12.00 per share cash proposal.

“We think our proposal is significantly better for Territorial’s shareholders and other constituents. We requested the opportunity to engage with the Board, but the terms of the Hope merger agreement prevented that,” commented Mr. Landon. “If given the opportunity, we are prepared to move quickly and would expect to close our investment by year end.”

In addition to the financial benefits for shareholders, the proposal:

•	Preserves a 100+ year old Hawaii institution focused on serving island markets
•	Keeps Territorial under local leadership with minimal disruption to employees and customers
•	Provides opportunity for Territorial to return to profitability and growth
•	Creates jobs in Hawaii as the Company invests in future growth and technology
•	Allows current shareholders who participate to share in expected value creation

Mr. Landon and the investors believe Territorial’s shares are significantly undervalued and poised to recover as anticipated interest rate cuts alleviate funding pressures and buoy asset values. A combination with Hope that gives Territorial shareholders only a 5.6% ownership in the pro forma company would limit existing shareholders’ participation in that recovery.

Jason Blumberg, Managing Member of Blue Hill Advisors, which is the lead investor behind the proposal, commented:

1 Premium measured relative to Territorial closing stock price on the Nasdaq on September 12, 2024, the day on which Territorial publicly disclosed the proposal.
2 Source: Agreement and Plan of Merger by and between Hope Bancorp, Inc. and Territorial Bancorp Inc. dated as of April 26, 2024.

“We believe Territorial shares have considerable upside from here. We are providing a substantial premium in cash and offering a meaningful percentage of existing shareholders the option to participate in the bank’s recovery if they choose to. The merger with Hope substantially dilutes the value of any recovery in Territorial. Shareholders who want to own Hope stock can take our cash and buy more shares than they would have received in the merger.”

The proposal is supported by leading financials-focused investment funds with indicative commitments that exceed the capital required to consummate the transaction. The investors are prepared to make the required bank regulatory applications related to their respective investments. No other regulatory approvals are expected to be required.

Jerry O’Brien, Chief Executive Officer and Chief Investment Officer of O’Brien-Staley Partners, one of the investors behind the proposal, added:

“We hope Territorial’s Board will reconsider its position on the proposal. We are eager to participate as an investor in this situation.”

While the investors remain hopeful that Territorial’s Board will reconsider their proposal, Territorial’s shareholders will be the ultimate arbiters – support from a majority of shares outstanding is required to approve the Hope merger.

 “Voting against the Hope merger would send a message that shareholders believe the bank has better options,” concluded Mr. Blumberg.

Territorial shareholders are encouraged to contact Blue Hill Advisors for more information or to contact Territorial’s Board to express their support for this proposal. Shareholders who have already voted FOR the Hope merger but who wish to change their vote can still do so before the October 10 special meeting of Territorial stockholders by following the instructions for changing votes as described in the prospectus that Hope filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 22, 2024.

Contacts

For Media:

Breitenbush Partners
Andrew Wilson, 773-425-4991
awilson@breitenbushpartners.com

For Investors:

Blue Hill Advisors
Jason Blumberg, 917-733-0381
jason@bluehilladv.com

About Blue Hill Advisors

Blue Hill Advisors is an advisor to and investor in regional and community banks. The firm looks for opportunities that it believes have been substantially mispriced by the market and seeks to build long-term value through active management.

About OSP

O'Brien-Staley Partners (OSP) operates across four discrete financial business strategies: alternative asset management; market-rate impact investing; nationwide loan servicing; and deposit management. Founded by Jerry O'Brien and Warren Staley in 2010, OSP is imbued with the core credit and fundamental investing discipline, risk management and governance DNA that has long been recognized as hallmarks of their personal and professional brands. https://osp-group.com

FORWARD-LOOKING STATEMENTS

Certain statements and information contained in this communication may be forward looking in nature and may constitute forward-looking statements. Forward-looking statements include all statements that are not historical facts and can typically be identified by words such as “may”, “will ”, “expect”, “could”, “should”, “intend”, “commit”, “estimate”, “anticipate”, “believe”, “remain”, “on track”, “design”, “target”, “objective”, “goal”, “forecast”, “projection”, “outlook”, “prospects”, “plan”, “intend”, or similar terminology, including by way of example and without limitation plans, intentions and expectations regarding the proposal to acquire Territorial and the anticipated results, benefits, synergies, costs, timing and other expectations of the benefits of a potential transaction.

Forward-looking statements are related to future, not past, events and are not guarantees of future performance. These statements are based on current expectations and projections about future events and, by their nature, address matters that are, to different degrees, uncertain and are subject to inherent risks and uncertainties. They relate to events and depend on circumstances that may or may not occur or exist in the future, and, as such, undue reliance should not be placed on them. Actual results may differ materially from those expressed in such statements as a result of a variety of factors, including, among other things, the ability of Territorial, on the one hand, and Blue Hill Advisors and certain other investors (collectively, the “Investors”), on the other hand, to agree on terms for the proposed transaction and, in the event a definitive transaction agreement is executed, the ability of the parties to obtain any necessary shareholder and regulatory approvals, to satisfy any other conditions to the closing of the transaction and to consummate the proposed transaction on a timely basis, as well as changes in general economic, financial and market conditions and other changes in business conditions, changes in regulations, and many other factors, most of which are outside of the control of the Investors. The Investors expressly disclaim and do not assume any liability in connection with any inaccuracies in any of these forward-looking statements or in connection with any use by any party of such forward-looking statements. Any forward-looking statements contained in this communication speaks only as of the date of this communication.

The Investors undertake no obligation to update or revise its outlook or forward-looking statements, whether as a result of new developments or otherwise. Names, organizations and company names referred to may be the trademarks of their respective owners. This communication does not represent investment advice, a solicitation, a recommendation, an invitation, an offer for the purchase or sale of financial products and/or of any kind of financial services as contemplated by the laws in any country or state.

IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This material relates to a proposed transaction between the Investors and Territorial, which may become the subject of a proxy statement filed by the Investors with the SEC. This material is not a substitute for any proxy statement that the Investors may file with the SEC or any other documents which the Investors may send to Territorial’s shareholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ANY MATERIALS FILED BY ANY OF THE INVESTORS WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. All such documents, if filed, will be available free of charge at the SEC’s website (www.sec.gov) or by directing a request to the Investors through the investor contacts listed above.

PARTICIPANTS IN THE SOLICITATION

The Investors and their respective directors, principals, general partners, managing members, executive officers and other employees may be deemed to be participants in any solicitation of shareholders in connection with the proposed transaction.  Information about the Investors and their directors, principals, general partners, managing members and executive officers may be made available in the Investors’ proxy statement, if filed. As of September 16, 2024, Blue Hill Advisors and its affiliates own approximately 660 shares of common stock of Territorial.